EXHIBIT 99.1

TEXAS PACIFIC LAND TRUST

 1700 Pacific Avenue
Suite 1670
Dallas, Texas 75201
__________

TRUSTEES: Maurice Meyer III John R. Norris III James K. Norwood	Telephone (214) 969-5530	ROY THOMAS General Agent DAVID M. PETERSON Assistant General Agent

TEXAS PACIFIC LAND TRUST
REPORT OF OPERAIONS - UNAUDITED

	Three Months Ended
	September 30, 2006	September 30, 2005
Rentals, royalties and other income	$3,895,083	$2,831,193
Land sales	907,456	1,691,883

Total income	$4,802,539	$4,523,076

Provision for income tax	$1,320,431	$1,165,224

Net income	$2,857,702	$2,600,803

Net income per sub-share	$1.34	$1.20
Average sub-shares outstanding during period	2,140,175	2,174,925

	Nine Months Ended
	September 30, 2006	September 30, 2005
Rentals, royalties and other income	$11,690,212	$8,180,809
Land sales	1,623,573	2,986,748

Total income	$13,313,785	$11,167,557

Provision for income tax	$3,534,719	$2,784,106

Net income	$7,769,640	$6,331,579

Net income per sub-share	$3.62	$$2.90
Average sub-shares outstanding during period	2,146,531	2,179,617

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.